UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                  FORM 4

[ ] Check this box if no longer                  OMB APROVAL
    subject to Section 16. Form 4 or             OMB NUMBER:  3235-0287
    Form 5 obligations may continue.             Expires: September 30, 2000
    See Instruction 1(b).                        Estimated average burden
                                                 hours per response........0.5

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935
          or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

MORGAN STANLEY VENTURE CAPITAL III, INC.  (1)
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     (Last)                         (First)                      (Middle)

  1221 Avenue of the Americas
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                                   (Street)

  New York                            NY                              10020
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     (City)                         (State)                           (Zip)


2.   Issuer Name and Ticker or Trading Symbol

     InterNAP Network Services Corporation (INAP)
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3.   I.R.S. Number or Social Security of Reporting Person (Voluntary)


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4.   Statement for Month/Year

     04/2000
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

       Director                                        X 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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7.   Individual or Joint/Group Filing (Check Applicable Line)

        Form filed by One Reporting Person
----

 X      Form filed by More than One Reporting Person
----

      Table I -- Non-Derivative Securities Acquired, Disposed of, or
                            Beneficially Owned

1.   Title of Security    2. Trans-  3. Trans-     4. Securities Acquired  5. Amount of Securities  6. Ownership      7. Nature of
     (Instr. 3)              action     action        (A) or Disposed of      Beneficially Owned       Form: Direct      Indirect
                             Date       Code          (D) (Instr. 3, 4        at End of Month          (D) or In-        Beneficial
                                        (Instr.8)     and 5)                  (Instr. 3 and 4)         direct (I)        Ownership
                            (Month/                                                                    (Instr. 4)        (Instr. 4)
                             Day/                         (A) or
                             Year)    Code    V    Amount   (D)   Price
------------------------- ---------   ----   ---   -------  --- ---------  --------------------     --------------    -------------

COMMON STOCK              4/06/00      S          1,240,839  D   $43.50       17,277,679                I (2)         Through
                                                                                                                      Participation



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

                                                                          (Over)
                                                                 SEC 1475 (7-96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of                   2. Conversion or   3. Transaction Date   4. Transaction  5. Number of      6. Date Exercisable and
    Derivative                    Exercise Price     (Month/Day/Year)      Code            Derivative        Expiration Date
    Security                      of Derivative                            (Instr. 8)      Securities        (Month/Day/Year)
    (Instr. 3)                    Security                                                 Acquired (A)
                                                                                           or Disposed of
                                                                                           (D) (Instr. 3,
                                                                                           4 and 5)
                                                                                                               Date       Expiration
                                                                          Code  V          (A)   (D)        Exercisable      Date
------------------------------------------------------------------------------------------------------------------------------------




1.  Title of                   7. Title and Amount of            8. Price of      9. Number of     10. Ownership    11. Nature of
    Derivative                    Underlying Securities             Derivative       Derivative        Form of          Indirect
    Security                      (Instr. 3 and 4)                  Security         Securities        Derivative       Beneficial
    (Instr. 3)                                                      (Instr. 5)       Beneficially      Security:        Ownership
                                                        Amount                       Owned at End      Direct (D)       (Instr. 4)
                                                        or                           of Month          or Indirect
                                                        Number                       (Instr. 4)        (I)
                                                        of                                             (Instr. 4)
                                   Title                Shares
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


Explanation of Responses:


(1)  Please see attached Joint Filer Information.

(2) Except for Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. (collectively, the "Funds"), which hold the securities directly.

(3) Pursuant to Instruction 4(b)(iv), the entire amount of Morgan Stanley Venture Capital III, Inc.'s ("MSVC's) securities are being reported. The reporting person disclaims beneficial ownership of the securities except to the extent of its pecuniary interests as the institutional managing member of Morgan Stanley Venture Partners III, L.L.C., the General Partner of the Funds.


/s/ Stephanie Holmes                /s/ Debra Abramovitz               5/10/2000
-------------------------------     -------------------------------   ----------
**Signature of Reporting Person     **Signature of Reporting Person      Date

By: Stephanie Holmes, authorized    By: Debra Abramovitz, Chief
signatory for Morgan Stanley Dean   Operating Officer, Principal and
Witter & Co.                        Treasurer of Morgan Stanley Venture
                                    Capital III, Inc., institutional
                                    managing member of the Funds.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                          Page 2
                                                                 SEC 1474 (7-96)

                             Joint Filer Information


Each of the following joint filers has designated Morgan Stanley Venture Capital III, Inc. ("MSVC III, Inc.") as the "Designated Filer" for purposes of the attached Form 4:

      (1)      Morgan Stanley Dean Witter & Co. ("MSDW")
               1585 Broadway
               New York, New York 10036

      (2) Morgan Stanley Venture Partners III, L.L.C., ("MSVP III, L.L.C.") 1221 Avenue of the Americas
               New York, New York 10020

      (3) Morgan Stanley Venture Partners III, L.P. ("MSVP III, L.P.") 1221 Avenue of the Americas
               New York, New York 10020

      (4) The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. ("Entrepreneur Fund")
               1221 Avenue of the Americas
               New York, New York 10020

      (5) Morgan Stanley Venture Investors III, L.P. ("MSVI") 1221 Avenue of the Americas
               New York, New York 10020

Issuer & Ticker Symbol: InterNAP Network Services Corporation (INAP)

Date of Event Requiring Statement: 4/06/00


Signature:       /s/ Stephanie Holmes
                --------------------------------------------------------
                By: Stephanie Holmes, as authorized signatory for
                MSDW


Signature:      /s/ Debra Abramovitz
                --------------------------------------------------------
                By: Debra Abramovitz, as Chief Operating Officer,
                Principal and Treasurer of MSVC III, Inc.,
                institutional managing member of MSVP III, L.L.C.,
                the General Partner of MSVP III, L.P., the Entrepreneur
                Fund, and MSVI

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